UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2006 id-CONFIRM, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State of Incorporation)

0-50489

(Commission File Number)

98-0222930

(I.R.S. Employer Identification Number)

Suite 400, 1800 Boulder Street, Denver, Colorado 80211-6400

(Address of principal executive offices, including zip code)

(303) 458-5727

(Registrant's telephone Number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Management

On November 14 and 22, 2005 we entered into private placement agreements with 14 institutional investors, whereby we received gross proceeds of $3,078,080 and issued $3,664,380.95 of Convertible Debentures due two years from the date of issuance, convertible into 6,107,301 shares of Common Stock at the option of the debenture holder at a conversion price of $0.60, subject to adjustment. A total of 6,179,395 long term warrants and 6,179,395 short term warrants have been issued collectively to all of the investors. The long term warrants are exercisable at any time on or after the six month anniversary of the securities purchase agreement at an exercise price of $0.65 per share, for a period of five years. The short term warrants have an exercise price of $0.60 per share, exercisable until the earlier of twelve months from the effective date of a registration statement covering the shares issuable on exercise of the warrants or five years from the closing date. On August 1, 2006, we entered into negotiations with the Debentureholders to amend the terms of Debentures and Warrants, in an effort to relieve the company from some of the more onerous conditions of the Debentures. One of the Convertible Debentureholders, Platinum

Partners Long Term Growth II LLC, has provided us with a notice of default, dated August 7, 2006, claiming acceleration of the outstanding principal balance and accrued interest due. The alleged default is as a result of our most recent monthly redemption payout. As at August 1, 2006, the outstanding principal balance due to the Debenture Holder alleging default was $210,608.51. We have not received any other notices of default from any of the other Debentureholders.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

id-CONFIRM, INC.

Per:

/s/ Thomas Breen

Thomas Breen

President and Director

Dated: August 11, 2006